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                         October 4, 2022

       Hans Vestberg
       Chief Executive Officer
       Verizon Communications Inc.
       1095 Avenue of the Americas, 8th Floor
       New York, New York 10036

                                                        Re: Verizon
Communications Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 28,
2022
                                                            File No. 001-08606

       Dear Hans Vestberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program